Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FULL FISCAL YEAR AND FOURTH QUARTER

FISCAL YEAR 2025 RESULTS

Liberty, MO., October 15, 2025 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year (“fiscal 2025”) and the fourth fiscal quarter ended July 31, 2025.

Tamria Zertuche, President and Chief Executive Officer, commented, “As we close the fiscal year, we are proud to have delivered growth in annual sales volume, revenue, gross profit, and adjusted EBITDA. The high performing employee-owners of Ferrellgas delivered gains from ongoing operational efficiency improvements, counter-seasonal tank exchange growth, and executing on more normalized weather conditions to deliver a successful year.”

Ms. Zertuche continued, “During fiscal 2025, the Company continued to leverage talent, technology, and training to fuel growth and efficiencies. We became early adopters of the Propane Education & Research Council’s Education Program, or PEP. This employee-focused program combines e-learning with hands-on training, reinforcing the Company’s mission to lead with safety every day. Investing in our employee-owners and their safety creates an environment for success and innovation.”

Financial Highlights:

For the fourth fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, decreased by $10.5 million, or 31%, to $23.1 million, compared to $33.6 million in the prior year quarter driven by increases of $8.6 million in general and administrative expense and $5.8 million in operating expense, which was partially offset by a $2.8 million increase in gross profit.

The $5.8 million increase in operating expense was due to increases of $6.7 million in plant and other and $1.0 million in vehicle expense, which was partially offset by a $1.9 million decrease in personnel costs. The $4.2 million increase in general and administrative expense was driven by the timing of adjustments to incentive accruals in the fourth quarter of 2024. The 1% increase in gross profit was driven by a 1% increase in revenues as cost of product was unchanged.

For fiscal 2025, Adjusted EBITDA increased by $13.3 million, or 4%, to $330.7 million, compared to $317.4 million in fiscal 2024. A $39.7 million increase in gross profit and $2.9 million decrease in lease expense were partially offset by increases of $24.7 million in operating expense and $4.5 million in general and administrative expense, after the related EBITDA adjustments described below.

Gross profit increased $39.7 million, or 4%, to over $1.0 billion in fiscal 2025. The change was driven by an increase of $101.2 million, or 6%, in revenues, which was partially offset by an increase of $61.5 million, or 7%, in cost of product. Higher costs were driven by propane pricing increases.

After EBITDA adjustments of $4.5 million in legal fees and settlements related to our core business, operating expense increased $24.7 million. The increase in operating expense was due to increases of $17.9 million in plant and other and $8.5 million in personnel costs, which was partially offset by a $1.7 million decrease in vehicle expense. After EBITDA adjustments of $123.7 million, primarily related to the $125.0 million Eddystone litigation settlement, we had a $4.5 million increase in general and administrative expense.

The $9.8 million increase in interest expense was primarily driven by increases of $4.4 million for amortization of debt issuance costs related to amendments to the Company’s revolving credit facility, $3.4 million for letters of credit fees, and $1.1 million for other interest charges.

The Company recognized a net loss attributable to Ferrellgas Partners, L.P. of $26.8 million and $20.8 million in the fourth fiscal quarter of fiscal 2025 and 2024, respectively. We recognized a net loss attributable to Ferrellgas Partners, L.P. of $15.6 million in fiscal 2025 compared to net earnings attributable to Ferrellgas Partners, L.P. of $110.2 million in fiscal 2024. These changes related to the factors noted above. Margin per gallon increased 4% and 1% in the fourth fiscal quarter and fiscal 2025, respectively, compared to the prior year period.

Operational Highlights:

The Company recognized gross profit of over $1.0 billion in fiscal 2025, the highest in the Company’s history. The five-year gross profit average of $0.96 billion reflects this positive trend, with approximately $0.6 billion and $0.2 billion attributable to our retail and wholesale business, respectively. Leveraging our telematics technology to efficiently serve our customers and the expertise of our employee-owners are the catalysts for these positive results.

Gallons sold for the fourth fiscal quarter decreased 3.3 million gallons, or 2% and increased 20.4 million gallons, or 3%, for fiscal 2025. Although weather was warmer than normal for both the fourth fiscal quarter and fiscal 2025 by 5% and 3%, respectively, it was cooler than the prior year quarter and fiscal 2024 by 4% and 6%, respectively. The cooler weather aligns with the 4% quarter-over-quarter and 6% year-over-year increases in sales to residential customers.

Retail sales increased $2.9 million, or 2%, for the fourth fiscal quarter and $48.3 million, or 4%, for fiscal 2025, compared to the prior year periods. For fiscal 2025, Retail saw sales growth across all customer types, except for a decrease of $3.7 million among agricultural customers. Retail tank sets increased during both the fourth quarter and fiscal 2025 by 13% and 5%, respectively.

Wholesale sales increased $0.4 million, or 0.2% for the fourth fiscal quarter and $41.6 million, or 8%, for fiscal 2025, compared to the prior year periods. Blue Rhino, the Company’s tank exchange business, saw a fiscal 2025 sales increase of $25.5 million, or 6%, compared to fiscal 2024.

Empowered by the Company’s telematic technology, employees continue to deliver positive results. Metrics related to unproductive deliveries, fill rates, and zero gallon deliveries have all shown improvement during the fourth fiscal quarter as compared to the prior year period. Our nationwide presence paired with our employee-owners’ expertise and technology give us the ability to rapidly assist communities across the country. In July 2025, we mobilized with others throughout the propane industry to respond to the Texas flooding and its aftermath.

On Wednesday, October 15, 2025, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/pf8tq23z to discuss the results of operations for the fiscal year ended July 31, 2025. The webcast of the teleconference will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 63,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements; and the anticipated completion of a refinancing. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2025	2024	2025	2024
Revenues:
Propane and other gas liquids sales	$320,722	$318,239	$1,828,093	$1,731,439
Other	22,907	22,213	110,244	105,677
Total revenues	343,629	340,452	1,938,337	1,837,116

Cost of sales:
Propane and other gas liquids sales	151,119	151,191	902,072	841,490
Other	1,611	1,115	13,449	12,481

Gross profit	190,899	188,146	1,022,816	983,145

Operating expense - personnel, vehicle, plant & other	152,528	146,689	630,834	601,602
Operating expense - equipment lease expense	4,387	5,591	18,720	21,585
Depreciation and amortization expense	25,420	24,292	98,426	98,471
General and administrative expense	11,256	7,018	178,617	50,339
Non-cash employee stock ownership plan compensation charge	785	734	3,143	3,234
(Gain) loss on asset sales and disposals	(1,589)	972	2,957	2,819

Operating (loss) income	(1,888)	2,850	90,119	205,095

Interest expense	(25,948)	(25,018)	(108,064)	(98,223)
Other income, net	987	982	2,944	4,491

(Loss) earnings before income tax expense	(26,849)	(21,186)	(15,001)	111,363

Income tax expense (benefit)	429	(25)	1,372	686

Net (loss) earnings	(27,278)	(21,161)	(16,373)	110,677

Net (loss) earnings attributable to noncontrolling interest (1)	(432)	(378)	(807)	461

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(26,846)	$(20,783)	$(15,566)	$110,216

Class A unitholders' interest in net loss	$(42,560)	$(36,807)	$(79,479)	$(55,660)

Net loss per unitholders' interest
Basic and diluted net loss per Class A Unit	$(8.76)	$(7.58)	$(16.36)	$(11.46)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Year ended
	July 31,		July 31,
	2025	2024	2025	2024
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(26,846)	$(20,783)	$(15,566)	$110,216
Income tax expense (benefit)	429	(25)	1,372	686
Interest expense	25,948	25,018	108,064	98,223
Depreciation and amortization expense	25,420	24,292	98,426	98,471
EBITDA	24,951	28,502	192,296	307,596
Non-cash employee stock ownership plan compensation charge	785	734	3,143	3,234
(Gain) loss on asset sales and disposal	(1,589)	972	2,957	2,819
Other income, net	(987)	(982)	(2,944)	(4,491)
Legal fees and settlements related to non-core businesses	2	1,510	130,635	2,990
Legal fees and settlements related to core businesses	—	—	4,540	—
Acquisition and related costs (1)	—	2,169	(798)	2,169
Business transformation costs (2)	334	1,054	1,672	2,610
Net (loss) earnings attributable to noncontrolling interest (3)	(432)	(378)	(807)	461
Adjusted EBITDA (4)	23,064	33,581	330,694	317,388
Net cash interest expense (5)	(22,777)	(21,634)	(92,065)	(85,045)
Maintenance capital expenditures (6)	(6,561)	(7,737)	(32,067)	(21,689)
Cash paid for income taxes	(637)	(204)	(1,345)	(699)
Proceeds from certain asset sales	843	341	2,958	2,310
Distributable cash flow attributable to equity investors (7)	(6,068)	4,347	208,175	212,265
Less: Distributions accrued or paid to preferred unitholders	15,982	16,232	64,068	64,778
Distributable cash flow attributable to general partner and non-controlling interest	121	(86)	(4,164)	(4,245)
Distributable cash flow attributable to Class A and B Unitholders (8)	(21,929)	(11,971)	139,943	143,242
Less: Distributions paid to Class A and B Unitholders (9)	—	—	—	99,996
Distributable cash flow (shortage) excess (10)	$(21,929)	$(11,971)	$139,943	$43,246

Propane gallons sales
Retail - Sales to End Users	83,158	84,109	566,948	563,885
Wholesale - Sales to Resellers	44,726	47,025	217,179	199,870
Total propane gallons sales	127,884	131,134	784,127	763,755

(1)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(2)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, (gain) loss on asset sales and disposals, other income, net, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2025 or fiscal 2024.
(10)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow (shortage) excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2025	July 31, 2024

Current assets:
Cash and cash equivalents (including $10,678 of restricted cash at July 31, 2024)	$96,883	$124,160
Accounts and notes receivable, net	127,510	120,627
Inventories	87,807	96,032
Prepaid expenses and other current assets	30,471	34,383
Total current assets	342,671	375,202

Property, plant and equipment, net	602,692	604,954
Goodwill, net	257,155	257,006
Intangible assets (net of accumulated amortization of $366,817 and $358,895 at July 31, 2025 and 2024, respectively)	106,451	112,155
Operating lease right-of-use assets	39,045	47,620
Other assets, net	68,702	61,813
Total assets	$1,416,716	$1,458,750

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$31,083	$33,829
Current portion of long-term debt	652,178	2,510
Current operating lease liabilities	16,082	22,448
Other current liabilities	215,154	184,021
Total current liabilities	914,497	242,808

Long-term debt	815,462	1,461,008
Operating lease liabilities	24,079	26,006
Other liabilities	40,457	27,267

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at July 31, 2025 and 2024)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at July 31, 2025 and 2024)	(1,332,704)	(1,256,946)
Class B (1,300,000 Units outstanding at July 31, 2025 and 2024)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at July 31, 2025 and 2024)	(70,845)	(70,080)
Accumulated other comprehensive (loss) income	(95)	2,025
Total Ferrellgas Partners, L.P. deficit	(1,020,632)	(941,989)
Noncontrolling interest	(8,496)	(7,699)
Total deficit	(1,029,128)	(949,688)
Total liabilities, mezzanine and deficit	$1,416,716	$1,458,750